Exhibit 4.13

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of November 15, 1990 (“Agreement”), is entered into by and between the John N. Kapoor Trust dated September 20, 1989 (the “Trust”) and Akorn, Inc., a Louisiana corporation (“Akorn”).

WITNESSETH:

     WHEREAS, Norbrook Holdings, B.V., a Netherlands corporation (“Norbrook”) is the owner of one million (1,000,000) shares of the outstanding common stock of Akorn (the “Norbrook Common Stock”);

     WHEREAS, Akorn desires to repurchase the Norbrook Common Stock and simultaneously sell to the Trust one million (1,000,000) shares of common stock of Akorn (the “Stock”); and

     WHEREAS, the Trust is willing to purchase the Stock from Akorn, subject to the terms and conditions set forth herein;

     NOW, THEREFORE, to induce the Trust to purchase the Stock and in consideration of the above recitals and the covenants and agreements contained herein and in the Exhibits hereto, the Trust and Akorn hereby agree as follows:

     1. Purchase of Shares by Trust. Upon receipt of the items listed in Section 2(a) hereof and subject to the satisfaction of the other covenants set forth in Section 2 hereof to be performed by Akorn at or prior to the Closing and the conditions precedent hereto, the Trust agrees that it will purchase from Akorn, and Akorn agrees that it will sell to the Trust, the Stock for One Million Five Hundred Thousand Dollars ($1,500,000) payable in immediately available funds by, at Akorn’s option, certified or bank cashier’s check or by wire transfer to an account or accounts designated by Akorn at 10:00 A.M. on November 15, 1990 or at such other time and date thereafter as shall be mutually acceptable to the Trust and Akorn (the “Closing”). Akorn may cause such funds to be delivered directly to Norbrook in payment of the purchase price for the Norbrook Shares. If Akorn requests the Trust to obtain expeditious confirmation of any wire transfer, the cost thereof shall be payable by Akorn.

     2. Covenants of Akorn.

          (a) Deliveries by Akorn. Akorn agrees that at or prior to the closing, Akorn shall deliver, or cause to be delivered, the following items:

               (i) a Common Stock Purchase Warrant in the form of Exhibit A attached hereto and made a part hereof, dated the date of the Closing (“Closing Date”), duly executed by Akorn (the “Warrant”);

               (ii) a Consulting Agreement in the form of Exhibit B attached hereto and made a part hereof, dated the Closing Date, duly executed by Akorn (the “Consulting Agreement”);

               (iii) a Stock Registration Rights Agreement in the form of Exhibit C attached hereto and made a part hereof, dated the Closing Date, duly executed by Akorn (the “Stock Registration Rights Agreement”);

               (iv) an opinion of counsel addressed to the Trust and dated the Closing Date, of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, counsel for Akorn, in the form of Exhibit D attached hereto;

               (v) a copy of the Norbrook Agreement (as defined in Section 3(n)) executed by Akorn, Norbrook and certain of Norbrook’s affiliates;

               (vi) certificate(s) representing an aggregate of one million (1,000,000) shares of the common stock of Akorn, duly issued in the name of the Trust; and

               (vii) a certificate of the Secretary of Akorn certifying copies of Akorn’s charter, bylaws and all resolutions adopted by its Board of Directors in connection with this Agreement and all other agreements and transactions contemplated hereby.

          (b) Trust’s Designation of Director. Akorn agrees that, so long as the Trust owns at least 600,000 shares of common stock of Akorn (subject to appropriate adjustment in the case of stock splits or stock dividends), the Trust shall have the right to designate one director to serve on Akorn’s Board of Directors and that, at the request of the Trust, Akorn’s management shall take such action as may be necessary to cause Dr. John N. Kapoor (“Kapoor”) to be named as a director of Akorn, effective within ten days of such request and continuing until the next shareholder election of directors. Akorn agrees that, at the request of the Trust, so long as the Trust owns at least such number of shares of common stock of Akorn, Akorn’s management will nominate Kapoor, or another person designated by the Trust who is reasonably satisfactory to Akorn’s Board of Directors, and recommend to shareholders that they vote for such person as a director of Akorn, and Akorn will use its best efforts to cause such person to be elected a director. The Trust shall have the further right to designate a representative, other than the person appointed by the Board of Directors or elected by the shareholders, to attend any meeting of the Board of Directors of Akorn, except that such additional designated representative shall not have any voting rights at any such meeting. Akorn agrees to take no action that would cause its Board of Directors to exceed fifteen in number without the consent of Kapoor or any other Akorn director designated by the Trust.

          (c) Indemnification of the Director Designated by Trust. Akorn agrees to indemnify and hold harmless Kapoor and such other person designated from time to time by the Trust to serve as a director of Akorn (an “Indemnified Person”), to the fullest extent permissible under law, from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, an “Action”) to which the Indemnified Person is, was or is threatened to be made a party by a reason of the fact that the Indemnified Person is or was a director, officer, employee or agent of Akorn, or is or was serving at the request of Akorn as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and judgments, fines and amounts paid in settlement incurred by the Indemnified Person in connection with such action, suit or proceeding. Akorn shall advance the reasonable costs and expenses, as they become payable, including reasonable attorneys’ fees arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnified Person may have under any provision of law, Akorn’s corporate charter or by-laws, the vote of Akorn’s shareholders or directors, other agreements, or otherwise. The Indemnified Person’s rights shall continue after the Indemnified Person has ceased acting as a director, officer, employee or agent and shall inure to the benefit of the successors and assigns of the Indemnified Person. If any payment, advance or indemnification of the Indemnified Person under this Agreement or otherwise shall require that he shall have acted in good faith, in a manner reasonably believed to be for or not opposed to the best interests of Akorn or without reasonable cause to believe his conduct was unlawful, then it shall be presumed that he so acted unless proven otherwise by clear and convincing evidence.

          (d) Insurance. Akorn agrees that, from and after December 31, 1990 and for so long thereafter as Kapoor or any other person designated by the Trust serves as a director of Akorn, Akorn will maintain in effect policies of directors’ and officers’ liability insurance in an amount of coverage of at least $2,000,000 and a deductible of no greater than $200,000.

          (e) Public Announcements. Akorn agrees to consult with the Trust before issuing any press release or otherwise making any public disclosures or statements with respect to the transactions contemplated hereby or the service by Kapoor as a director of Akorn and shall not issue any such press release or make any such public statement prior to such consultation or if reasonably objected to by the Trust, except as may be required by law.

          (f) Director Information. Akorn agrees that, for so long as the Trust continues to own at least 240,000 shares of common stock of Akorn (subject to appropriate adjustment in the case of stock splits or stock dividends), Akorn will, at the request of the Trust, promptly provide to the Trust copies of all documents and other information and materials provided to, or made available to, its directors in connection with their service as directors.

          (g) Right of First Refusal. For so long as the Trust owns at least 600,000 shares of common stock of Akorn (subject to appropriate adjustment in the case of stock splits or stock dividends), if at any time or from time to time Akorn proposes to issue, sell, transfer or otherwise dispose of any shares of its capital stock (other than (i) shares issued or issuable to employees or directors pursuant to employee benefit plans and director stock options in existence at the date hereof, (ii) shares issued in stock splits or dividends, (iii) shares issued in connection with the acquisition of the stock or assets of other businesses and (iv) shares issued other than for cash in a number not exceeding 300,000 shares), Akorn agrees to notify the Trust in writing of the terms of any offer or proposal relating thereto (which notice shall identify all parties in interest to, and the precise terms of, such offer or proposal), and the Trust shall thereupon be entitled to purchase or otherwise acquire, subject to Section 4(h), all or any portion of the shares proposed to be issued, sold, transferred or otherwise disposed of on the same terms contained in such offer or proposal, upon notification in writing by the Trust to Akorn within 30 days following receipt of such notification from Akorn, with a closing of the transaction to be consummated within 60 days following the Trust’s notification to exercise its right to purchase. If the Trust tails to exercise its right to purchase the shares proposed to be disposed of, Akorn shall be tree to dispose of such shares in accordance with the terms of the offer or proposal submitted to the Trust. If such transaction is not completed within 90 days following the expiration of the Trust’s option, the Trust’s option shall be reinstated as if the notification to the Trust had not been made in the first instance.

          (h) Capital Stock. Akorn agrees that it will not create any class of, or issue any, voting stock with voting rights unequal to those which currently inure to its common stock without the prior written consent of the Trust, except to the extent permitted by Section 2(i).

          (i) Rights Plan. Until such time as (i) the Warrant has expired unexercised and (ii) Kapoor is no longer a director of Akorn, Akorn agrees that it will not (x) create any class of, or issue any, “poison pill” or other similar rights relating to any class of stock which could become exercisable upon acquisition by the Trust of beneficial ownership of 25% or less of outstanding shares of common stock of Akorn or, if greater, 3,352,327 shares or less of common stock of Akorn or (y) take any other action which could directly or indirectly adversely affect the Trust’s ability to exercise the Warrant without significant adverse effects to its economic interest or its rights (including voting rights) as a shareholder of Akorn so long as the Trust does not have, and has no pending offer to acquire, beneficial ownership of securities having more than 25% of the voting power respecting the election of directors of Akorn, or, if greater, more than 3,352,327 shares of common stock of Akorn, or rights to acquire securities convertible into such securities. Par purposes of this Section 2(1), “beneficial ownership” has the moaning assigned to that term in Rule 13d-3 under the Securities Exchange Act of 1934 or any successor provision.

          (j) Rights of Trust’s Beneficiaries. In the event that the Trust shall distribute the shares of common stock of Akorn owned by it or its rights under the Warrant to one or more of the beneficiaries of the Trust who are members of Kapoor’s immediate family or to not more than eight employees of EJ Financial or its affiliates, the persons receiving such distribution shall succeed to the rights of the Trust under this Section 2 and shall exercise such rights by action of a majority thereof (measured by ownership of outstanding shares of common stock of Akorn), and the ownership requirements of subsections (b), (f), (g) and (k) shall be satisfied by and the beneficial ownership limitation of subsection (1) shall include the aggregate holdings of such persons. In the event that the Trust shall make a partial distribution of the shares of common stock of Akorn owned by it and the Warrant to one or more of such persons, the Trust shall retain its rights under this Section 2, but the ownership requirements of subsection (b), (f), (g) and (k) shall be satisfied by and the beneficial ownership limitation of subsection (1) shall include the aggregate holdings of the Trust and such persons.

          (k) Right to Maintain Interest. For so long as the Trust owns at least 600,000 shares of common stock of Akorn (subject to appropriate adjustment in the case of stock splits or stock dividends), if at any time or from time to time Akorn issues, sells, transfers or otherwise disposes of (an “Issuance”) any shares of its capital stock (other than (1) shares issued to employees or directors pursuant to employee benefit plans and director stock options in existence at the date hereof, and (2) shares issued in stock splits or dividends), Akorn agrees to notify the Trust In writing of the terms of the Issuance (which notice shall identify all parties in interest to, and the precise terms of, such offer or proposal), and to the extent that the Trustee has not exercised its right of first refusal as set forth in Section 2(g), the Trust shall thereupon be entitled to purchase from Akorn up to a number of shares of common stock of Akorn such that after such purchase and after the Issuance the ratio of the number of shares of common stock of Akorn then held by the Trust as compared to the total number of shares of common stock of Akorn then outstanding, in each case assuming exercise of the Warrant, shall be equal to the ratio of the number of shares of common stock of Akorn held by the Trust prior to the Issuance as compared to the total number of shares of common stock of Akorn outstanding prior to the Issuance, in each case assuming exercise of the Warrant, at a price per share equal to the price agreed to by the parties to the Issuance, if specified by them or, if not so specified, at a price equal on a per share basis to the Fair Value of the consideration received by the parties to the Issuance, the term “Fair Value” having the meaning Bet forth in Section 4(b) of the Warrant, upon notification in writing by the Trust to Akorn within 30 days following receipt of such notification from Akorn, with a closing of the transaction to be consummated within 60 days following the Trust’s notification to exercise its right to purchase.

     3. Representations and Warranties of Akorn. Akorn represents and warrants to the Trust as of the date hereof as follows:

          (a) Corporate Organization. Akorn is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the power to own its property and carry on its business as now being conducted, is duly licensed, qualified and authorized to do business and is in good standing in every state or other jurisdiction in which the nature of its business or properties make such licensing, qualification, authorization to do business and good standing necessary, and has the power and authority to enter into this Agreement, the Consulting Agreement and the Stock Registration Rights Agreement and to execute and deliver the Warrant.

          (b) Authority. The execution and delivery of this Agreement, the Warrant, the Consulting Agreement and the Stock Registration Rights Agreement by Akorn and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and each of this Agreement, the Consulting Agreement and the Stock Registration Rights Agreement have been duly executed and delivered by Akorn, and the Warrant has been duly executed, issued and delivered by Akorn, and each such instrument constitutes the legal, valid and binding obligation of Akorn, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to general principles of equity.

          (c) No Conflicts. There is no charter, by-law or capital stock provision of Akorn, and no provision of any indenture or agreement, written or oral, to which Akorn is a party or under which Akorn is obligated, nor is there any statute, rule or regulation or any judgment, decree or order of any court or agency, binding on Akorn which would be contravened by the execution and delivery by Akorn of this Agreement, the Warrant, the Consulting Agreement or the Stock Registration Rights Agreement or by the performance by Akorn of any provision, condition, covenant or other term hereof or thereof.

          (d) Litigation. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings, or series of related actions, are pending against or involve as a party or are threatened against Akorn which could, singly or in the aggregate, materially adversely affect the condition, financial or otherwise, business, operations or prospects of Akorn.

          (e) Capitalization. Akorn has an authorized capitalization consisting solely of 20,000,000 shares of common stock, of which as of the date hereof (and after giving effect to the consummation of the Norbrook Agreement as defined in Section 3(n) below) 11,409,309 shares of common stock have been validly issued and are outstanding, fully paid and non-assessable. At the date hereof, the common stock to be acquired by the Trust pursuant to this Agreement represents 22.37% of the outstanding common stock of Akorn (assuming exercise of the Warrant).

          (f) SEC Reports; No Material Adverse Change. Akorn is a reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is current in all forms, reports and documents required to be filed pursuant to the 1934 Act. All such filings at the time they were filed with the Securities and Exchange Commission complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder and, as of the Closing Date, the most recent Form 10-K and Annual Report to Shareholders of Akorn, when read together with filings made subsequent thereto, including the Form 10-Q dated November 9, 1990, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Since the respective dates as of which information is given in such filings, (i) there has been no material adverse change in the condition, financial or otherwise, of Akorn and its subsidiaries considered as a whole, or in the business, operations, or prospects of Akorn and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by Akorn or any of its subsidiaries which are material to Akorn and its subsidiaries considered as a whole, other than those in the ordinary course of business and those contemplated by this Agreement, and (iii) there has been no dividend or distribution of any kind declared, paid or made by Akorn on any class of its capital stock, except for a dividend in the amount of $0.017 per share declared at the October 27, 1990 meeting of Akorn’s Board of Directors.

          (g) Capital Stock. The issuance of all outstanding common stock of Akorn, including the issuance of the common stock to be acquired by the Trust pursuant to this Agreement, has been duly authorized by all necessary corporate action. All of the issued and outstanding shares of capital stock of Akorn have been duly and validly issued and are fully paid and non-assessable and tree of preemptive rights, and no person has a valid cause of action relating to the offer, issuance or sale of shares of capital stock of Akorn in violation of the registration requirements of the Securities Act of 1933, as amended, except as described in Exhibit E hereto. The shares of common stock of Akorn issuable upon exercise of the Warrant have been (i) duly and validly authorized and reserved for issuance upon such exercise and (ii) when issued upon such exercise in accordance with the terms of the Warrant, will have been duly and validly issued and fully paid and will be non-assessable and free of preemptive rights. Except for warrants and options outstanding as of the date hereof as set forth in Exhibit F hereto, there are no outstanding options, conversion rights, warrants, preemptive rights, rights of first refusal or other rights, or agreements or commitments, obligating Akorn to issue, transfer or sell any shares of its capital stock, except as contemplated by this Agreement.

          (h) Capital Stock of Subsidiaries. All of the outstanding shares of capital stock of each of Akorn’s subsidiaries have been duly and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Akorn, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, conversion rights, warrants, preemptive rights, rights of first refusal or other rights, or other agreements or commitments, obligating any subsidiary of Akorn to issue, transfer or sell any shares of its capital stock.

          (i) Exemption from Business Combination Provisions. Set forth below is a true and correct copy of a resolution adopted by the Board of Directors of Akorn at a meeting duly called, convened and held on November 9, 1990, at which meeting a quorum was present and acting throughout; such resolution is the only resolution which has been adopted by the Board of Directors of Akorn dealing with the matters specifically dealt with therein and such resolution has not been rescinded or amended and is in full force and effect on the date hereof:

     “RESOLVED, that this Board of Directors hereby irrevocably exempts from the requirements of Louisiana R.S. 12:133 any business combination (as defined in Louisiana R.S. 12:132) involving transactions with the John N. Kapoor Trust dated September 20, 1989, or with

John Kapoor or any of the other beneficiaries of said trust, or any of its, his or their existing or future affiliates or associates (as so defined).”

          (j) No Control Share Acquisition. The acquisition by the Trust of the Stock, together with receipt of the Warrant and the right to acquire shares of common stock of Akorn as contemplated thereby, does not constitute a “control share acquisition” within the meaning of Louisiana R.S. 12:135 through 12:140.2, presuming that the Trust, upon such acquisition and receipt, (i) will not own any other shares of Akorn common stock and (ii) may not exercise or direct the exercise, directly or indirectly, alone or as part of a group, of voting power with respect to any other shares of Akorn common stock.

          (k) Deliveries to Norbrook. No document or other information or material relating to the condition, financial or otherwise, business, operations and prospects of Akorn furnished by or on behalf of Akorn to Norbrook on which Norbrook nay have reasonably relied to make an informed decision relating to the proposed repurchase of the Norbrook Common Stock by Akorn contains any untrue statement of a material fact or omits to state a material fact which will make the statements therein, in light of the circumstances under which they were made, misleading.

          (l) Finder’s Fees. There is no agreement for the payment of any brokerage fees, commissions or finder’s fees in connection with this Agreement.

          (m) Disclosure. No financial statement, certification, schedule, exhibit, list or other written information furnished by or on behalf of Akorn to the Trust in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material tact which will make the statements herein or therein, in light of the circumstances under which they were made, misleading.

          (n) Repurchase of Norbrook Common Stock. Prior to or simultaneously with the execution and delivery of this Agreement, Akorn is entering into and consummating an agreement or agreements with Norbrook (the “Norbrook Agreement) in the form delivered to the Trust for the repurchase by Akorn of the Norbrook Common Stock for $1,500,000. Akorn has complied in all material respects with its obligations to Norbrook and certain of Norbrook’s affiliates as set forth in the Stock Purchase Agreement dated as of September 1, 1989 among Akorn, on the one hand, and Norbrook and certain of its affiliates, on the other hand, and the Common Stock Purchase Warrant dated September 19, 1989 between Akorn and Norbrook. Except as expressly provided in the Norbrook Agreement, all obligations of Akorn to Norbrook and Norbrook’s affiliates have now terminated, and in the Norbrook Agreement Norbrook and its affiliates have executed a written release of Akorn therefrom. Norbrook’s representative on the Board of Directors of Akorn has resigned prior to or simultaneously with the Closing.

          (o) Auditors. Akorn has reappointed Ernst & Young as its auditors for its 1991 fiscal year.

     4. Representations, Warranties and Covenants of the Trust. The Trust represents and warrants to, and covenants with, Akorn as of the date hereof as follows:

          (a) Organization. The Trust is a trust validly created and existing under the laws of the State of Illinois and has the power and authority to purchase and own shares of Akorn common stock and to enter into and perform its obligations under this Agreement and the Stock Registration Rights Agreement.

          (b) Authority. The execution and delivery of this Agreement and the Stock Registration Rights Agreement by the Trust and the performance of its obligations hereunder and thereunder have been duly authorized in accordance with the Trust’s instrument of trust, and this Agreement has been and the Stock Registration Rights Agreement will be duly executed and delivered by the Trust at the Closing. This Agreement and the Stock Registration Rights Agreement constitute the legal, valid and binding obligations of the Trust, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity.

          (c) No Conflicts. There is no provision of the Trust’s governing instrument, and no provision of any indenture or agreement, written or oral, to which the Trust is a party or under which the Trust is obligated, nor is there any statute, rule or regulation or any judgment, decree or order of any court or agency, binding on the Trust which would be contravened by the execution and delivery by the Trust of this Agreement or the Stock Registration Rights Agreement or by the performance by the Trust of any provision, condition, covenant or other term hereof or thereof.

          (d) Litigation. No litigation, arbitration proceedings or government proceedings are pending against or involve as a party or are threatened against the Trust which could materially adversely affect the ability of the Trust to enter into and to perform its obligations under this Agreement or under the Stock Registration Rights Agreement.

          (e) Beneficiaries. The sole trustee of the Trust is Kapoor. The sole beneficiary of the Trust is Kapoor.

          (f) Investment Representation. The Trust acknowledges and agrees that, except as provided in the Stock Registration Rights Agreement, the Stock, the Warrant and the shares to be acquired pursuant to the Warrant have not been, and upon their issuance will not be, registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and are being issued and sold in reliance upon exemptions from those laws. The Trust is purchasing such shares and the Warrant for its own account, for investment purposes only, and (subject to the disposition of its property being at all times within its control) not with the view to resale or distribution thereof, or any right or interest therein, and the Trust agrees that it will not offer or sell any such securities, or any right or interest therein, in the absence of registration under such laws or an exemption therefrom, that each certificate representing such shares and the Warrant will be stamped or otherwise imprinted with a legend to that effect and that stock transfer instructions may be given to Akorn’s transfer agent with respect thereto.

          (g) Qualifications of Trust. The Trust, through its Trustee, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment made pursuant to this Agreement and of making an informed investment decision with respect thereto.

          (h) Share Ownership. Until such time as (i) the Warrant has expired unexercised and (ii) Kapoor is no longer a director of Akorn, the Trust and its affiliates will not, without the consent of Akorn, acquire beneficial ownership of securities or other rights having more than 25% of the voting power respecting the election of directors of Akorn, provided, however, that nothing in this Section 4(h) shall preclude the Trust from having beneficial ownership of up to 3,352,327 shares of common stock of Akorn (subject to appropriate adjustment in the case of stock splits or stock dividends), and provided further, however, the Trust shall not be deemed to violate this section by virtue of any repurchase of its capital stock by Akorn.

     5. Conditions Precedent to the Obligation of the Trust to Consummate the Transaction. The obligation of the Trust to purchase and pay for the Stock is subject to the satisfaction, at or prior to the Closing, of each of the following conditions.

          (a) Representations True. Each of the representations and warranties of Akorn contained in this Agreement or in any schedule, exhibit, certificate, instrument or other document delivered by or on behalf of Akorn in connection herewith shall be true and correct as of the Closing Date;

          (b) Covenants Performed. Akorn shall have performed and complied with its covenants, obligations, agreements and conditions required by this Agreement to be performed and complied with on or prior to the Closing; and

          (c) Norbrook Agreement. Akorn shall have entered into and consummated the Norbrook Agreement.

     6. Other Activities. Akorn hereby acknowledges that the Trust, Kapoor and EJ Financial Enterprises, Inc. engage in a wide variety of investment and financing activities and their relationship with Akorn as set forth in this Agreement and related agreements is not to be deemed exclusive. Without limiting the generality of the foregoing, it is expressly agreed that any such activities relating other than to ophthalmic or injectable pharmaceuticals shall be deemed not to constitute a usurpation of a corporate opportunity of Akorn, a breach of fiduciary duty to Akorn or conflict of interest with Akorn.

     7. Miscellaneous.

          (a) Amendments. The provisions of this Agreement nay be amended, modified or waived only by written instrument executed by each of the Trust and Akorn.

          (b) Parties in Interest. This Agreement shall inure to benefit of and be binding upon permitted successors and assigns of the Trust and Akorn.

          (c) Governing Law. The interpretation, validity and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Louisiana, regardless of the law that might be applied under applicable principles of conflicts of laws.

          (d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          (e) Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

          (g) Severability. Any provision in this Agreement or any agreement or instrument delivered pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace any prohibited or unenforceable provision with a valid provision or provisions, the effect of which shall reflect the bargain manifested in the prohibited or unenforceable provision.

          (h) Headings. The headings of the sections herein are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          (i) Further Assurances. Each party hereto agrees to do such further acts and things, and to execute and deliver such additional agreements and instruments, as any party may reasonably request of the other in connection with the performance, administration or enforcement of this Agreement or the agreements related hereto.

          (j) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Akorn:

Akorn, Inc.
100 Akorn Drive
Abita Springs, LA 70420
Attention: Barry LeBlanc, President

with a copy to:

Jones, Walker, Waechter, Poitevent,
Carrere & Denegre
201 St. Charles Avenue
New Orleans, Louisiana 70170
Attention: Carl C. Haneinann, Esq.

if to the Trust:

John N. Kapoor Trust dated September 20, 1989
225 East Deerpath, Suite 250
Lake Forest, IL 60045
Attention: John N. Kapoor, Trustee

with a copy to:

Sidley & Austin
One First National
Chicago, Illinois 60603
Attention: Thomas A. Cole, Esq.

          (k) Expenses. Akorn hereby agrees to pay up to $10,000 of the expenses incurred by the Trust in connection with the negotiation, execution and delivery of this Agreement and related agreements. Except as set forth in the preceding sentence, all costs and expenses incurred in connection with the transactions contemplated by this Agreement and related agreements shall be paid by the party incurring such expenses.

     IN WITNESS WHEREOF, each party has caused this Stock Purchase Agreement to be executed by its respective officer or trustee thereunto duly authorized as of the date first above written.

AKORN, INC.
By:	/s/ Doyle S. Gaw
Doyle S. Gaw
Chairman of the Board

JOHN N. KAPOOR TRUST DATED SEPTEMBER 20, 1989
By:	/s/ John N. Kapoor
John N. Kapoor, not individually
But solely as Trustee

EXHIBIT A

COMMON STOCK PURCHASE WARRANT

between

AKORN, INC., a Louisiana Corporation

and

THE JOHN N. KAPOOR TRUST DATED SEPTEMBER 20, 1989

Dated: November 15, 1990

THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ACQUIRED FOR INVESTMENT ONLY PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE HOLDER HEREOF. THEY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR A NO ACTION LETTER OR INTERPRETIVE OPINION OF THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH REGISTRATION IS NOT REQUIRED.

COMMON STOCK PURCHASE WARRANT

Dated November 15, 1990

Void After November 15, 1993

     AKORN, INC. (the “Company”), a Louisiana corporation, hereby certifies that, for value received, THE JOHN N. KAPOOR TRUST DATED SEPTEMBER 20, 1989 (the “Trust”), or its registered assigns (sometimes hereinafter collectively referred to as the Warrantholder or the “Warrantholders”), is entitled, subject to the terms and conditions set forth in this warrant (said warrant and any warrants issued in exchange herefor or replacements hereof being hereinafter collectively referred to as the “Warrants”), to purchase from the Company, two million (2,000,000) fully paid and nonassessable shares of Common Stock of the Company, without par value (the “Common Stock,” which term is further defined in Paragraph 4(i) hereof), at any time or from time to time until 5:00 p.m. Louisiana local time on November 15, 1993 at the exercise price set forth in Paragraph 2 hereof (the “Exercise Price”), the number of such shares of Common Stock and the Exercise Price being subject to adjustment as provided herein.

     1. Exercise of Warrant. The rights represented by this Warrant may be exercised by the Warrantholders, in whole or in part (but not as to a fractional share of Common Stock), by the presentation and surrender of this Warrant with written notice of Warrantholders’ election to purchase, substantially in the form of Exhibit A hereto, at the office of the Company, 100 Akorn Drive, Abita Springs, Louisiana 70420, marked to the attention of the Company’s President, or at such other address as the Company may designate by notice in writing to the Warrantholders at the address of each Warrantholder appearing on the books of the Company and upon payment to the Company of the Exercise Price for such shares of Common Stock. Such payment shall be made by check payable to the order of the Company. The Company agrees that the shares so purchased (the “Warrant Shares”) shall be deemed to have been issued to the Warrantholders who are the record owners of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered together with the aforementioned written notice of election to purchase, and payment for such Warrant Shares shall have been made as aforesaid. Certificates for the Warrant Shares so purchased shall be delivered to the Warrantholder within a reasonable time, not exceeding five days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Warrantholdcr within such time.

     2. Exercise Price. Subject to adjustment as provided herein, the Exercise Price for the purchase of the Warrant Shares shall be $1.50 per share for Warrant Shares purchased prior to 5:00 p.m. Louisiana local time on November 15, 1991, $1.75 per share for Warrant Shares purchased after 5:00 p.m. Louisiana local time on November 15, 1991 but prior to 5:00 p.m. Louisiana local time on November 15, 1992 and $2.00 per share for Warrant Shares purchased after 5:00 p.m. Louisiana local time on November 15, 1992 but prior to 5:00 p.m. Louisiana local time on November 15, 1993.

     3. Warrantholders Not Deemed Stockholders. Subject to the provisions of the Company’s Articles of Incorporation and By-laws, copies of which have been delivered to the Warrantholders, the Warrantholders shall not be entitled to vote or receive dividends or be deemed the holders of Common Stock, nor shall anything contained herein be construed to confer upon the Warrantholders, as holders of Warrants, any of the rights of a stockholder of the Company or any right to vote upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends, except as otherwise provided herein, until this Warrant shall have been exercised and the Warrant Shares receivable upon the exercise hereof shall have become deliverable as provided in Paragraph 1 above.

     4. Adjustment of Number of Shares. Exercise Price and Nature of Securities Issuable Upon Exercise of Warrants.

          a. Exercise Price; Adjustment of Number of Shares. Each of the Exercise Prices set forth in Paragraph 2 hereof (except for any Exercise Price the exercise period relating to which has expired) shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Exercise Price, the Warrantholders shall thereafter be entitled to purchase at the Exercise Price resulting from such adjustment and during the exercise period relating to such Exercise Price, a number of shares obtained by multiplying the Exercise Price immediately prior to such adjustment applicable to such period by the number of shares purchasable pursuant hereto during such period immediately prior to such adjustment and dividing the product thereof by the Exercise Price for such period resulting from such adjustment.

          b. Adjustment of Exercise Price Upon Issuance of Common Stock. Except for shares of Common Stock of the Company issuable pursuant to warrants and options outstanding as of the date hereof or currently issuable pursuant to presently existing employee benefit plans of the Company, if and whenever after the date hereof the Company shall issue or sell Additional Shares of Common Stock (as defined below) without consideration or for a consideration per share less than the greater of (i) Exercise Price and (ii) Fair Value (as defined below) per share (except upon exercise of this Warrant), successively upon each such issuance or sale, the Exercise Price applicable to each exercise period not yet then expired immediately prior to such issuance or sale of such shares shall be reduced to the lowest price calculated pursuant to clause (i) or (ii) below of this Paragraph 4(b) and shall be determined by (i) dividing (A) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by each such Exercise Price plus (2) the aggregate consideration, if any, received by the Company upon such issue or sale, by (B) the total number of shares of Common Stock outstanding immediately after such issue or sale; or (ii) multiplying each such Exercise Price by a fraction, the numerator of which is (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Fair Value per share of Common Stock immediately prior to such issue or sale plus (2) the aggregate consideration, if any, received by the Company upon such issue or sale, divided by (B) the total number of shares of Common Stock outstanding immediately after such issue or sale, and the denominator of which shall be the Fair Value per share of Common Stock immediately prior to such issue or sale.

     No adjustment of the Exercise Price, however, shall be made in an amount less than $.0001 per share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.0001 per share or more.

     For purposes of this Paragraph 4(b), the date as of which the Fair Value per share of Common Stock shall be computed shall be the day preceding the earlier of the date on which the Company shall (i) enter into a firm contract for the issuance of such shares or (ii) issue such shares. For purposes of this Paragraph 4(b), if the Current Market Value (as defined in Paragraph 6) per share of Common Stock is determinable on the date on which the Fair Value per share of Common Stock is to be determined, the Fair Value per share of Common Stock shall be deemed to be equal to the Current Market Value per share of Common Stock as of the day preceding the earlier of the date on which the Company shall (i) enter a firm contract for the issuance of such shares or (ii) issue such shares.

     The provisions of this Paragraph 4(b) shall not apply to any Additional Shares of Common Stock which are distributed to holders of Common Stock pursuant to a stock split for which an adjustment is provided for under Paragraph 4(f).

     As used in this Warrant, the following terms shall have the following meanings:

     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued or issuable by the Company after the date of this Warrant.

     “Fair Value” means the Fair Value of the appropriate security, property, assets, business or entity as determined in accordance with the following procedure: The Company and the holders of the Warrants and Warrant Shares, as applicable, shall use their best efforts to mutually agree to a determination of Fair Value within ten days of the date of the event requiring that such a determination be made. If the Company and such holders are unable to reach agreement within said ten day period, such holders shall, in their sole and absolute discretion, within five days of the expiration of the ten day period above referred to, retain an independent investment banking firm to determine (within thirty days of being retained) the Fair Value of the security, property, assets, business or entity, as the case may be, in question and deliver its opinion in writing to the Company and to such holders. The determination so made will be conclusive and binding on the Company and such holders. The fees and expenses of such determination made by such independent investment banking firm shall be paid by the Company. If there is more than one holder of Warrants, or Warrant Shares entitled to determination of Fair Value in any particular instance, each action to be taken by the holders of such Warrants or Warrant Shares under this Paragraph shall be taken by a majority in interest of such holders and the action taken by the majority (including as to any mutual agreement with the Company with respect to Fair Value and as to any selection of investment banking firms) shall be binding upon all such holders. In case of a determination of the Fair Value per share of Common Stock (i) the Company and such holders shall not take into consideration, and shall instruct any investment banking firm, not to take into consideration, any premium for shares representing control of the Company, any discount for any minority interest therein or any restrictions on transfer under Federal and applicable state securities laws or otherwise; and (ii) there shall be a rebuttable presumption that the purchase of a security, property, assets, business or entity which is the subject of a determination of Fair Value shall establish the Fair Value of such security, property, assets, business or entity as its purchase price if such purchase is consummated in a negotiated arm’s-length transaction.

          c. Further Provisions for Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock and Convertible Securities. For purposes of Paragraph 4(b), the following provisions shall also be applicable:

               (i) In case at any time on or after the date hereof, the Company shall declare any dividend or any other distribution upon any stock of the Company of any class, payable in Additional Shares of Common Stock or by the issuance of evidence of indebtedness, shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock (all such indebtedness and securities being hereinafter referred to as “Convertible Securities”) such declaration or distribution shall be deemed to be an issue or sale (as of the record date) of such Additional Shares of Common Stock without consideration and shall thereby cause an adjustment in the Exercise Price as required by Paragraph 4(b).

               (ii) (A) In case at any time on or after the issuance of this Warrant, the Company shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, there shall be determined the price per share for which Additional Shares of Common Stock are issuable upon the conversion or exchange thereof, such determination to be made by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof by (b) the maximum aggregate number of Additional Shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities for such minimum aggregate amount of additional consideration; and such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of Additional Shares of

Common Stock at the price per share so determined, and shall thereby cause an adjustment in the Exercise Price, if such an adjustment is required by Paragraph 4(b) hereof.

                    (B) If such Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration, if any, payable to the Company, or in the rate of exchange upon the conversion or exchange thereof, the adjusted Exercise Price shall, upon any such increase becoming effective, be increased to such Exercise Price as would have been in effect had the adjustments made upon the issuance of such Convertible Securities been made upon the basis of (a) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such Convertible Securities, (b) the issuance of all Common Stock, all Convertible Securities and all rights and options to purchase Common Stock issued after the issuance of such Convertible Securities, and (c) the original issuance at the time of such change of any such Convertible Securities then still outstanding; provided, however, that any such increase or increases shall not exceed, in the aggregate, the amount of the original reduction of the Exercise Price attributable to the Convertible Securities.

                    (C) If any rights of conversion or exchange evidenced by such Convertible Securities shall expire without having been exercised, the adjusted Exercise Price shall forthwith be readjusted to such Exercise Price as would have been in effect bad an adjustment with respect to such Convertible Securities been made on the basis that the only Additional Shares of Common Stock issued or sold were those issued upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of such Convertible Securities.

               (iii) (A) In case at any time on or after the issuance of this Warrant the Company shall in any manner grant or issue any rights or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock, whether or not such rights or options are immediately exercisable, there shall be determined the price per share for which Additional Shares of Common Stock are issuable upon the exercise of such rights or options, such determination to be made by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options if the maximum number of Additional Shares of Common Stock were issued pursuant to such rights or options for such minimum aggregate amount of additional consideration, by (b) the maximum number of Additional Shares of Common Stock of the Company issuable upon the exercise of all such rights or options for such minimum aggregate amount of additional consideration; and the granting of such rights or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined, and shall thereby cause an adjustment in the Exercise Price, if such an adjustment is required by Paragraph 4(b) hereof.

                    (B) If such rights or options shall by their terms provide for an increase or increases, with passage of time, in the amount of additional consideration payable to the Company upon the exercise thereof, the adjusted Exercise Price shall, upon any such increases becoming effective, be increased to such Exercise Price as would have been in effect had the adjustments made upon the issuance of such rights or options been made upon the basis of (a) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such rights or options, (b) the issuance of all Common Stock, all rights and options and all Convertible Securities issued after the issuance of such rights and options, and (c) the original issuance at the time of such change of any such rights or options then still outstanding; provided, however, that any such increase or increases in the Exercise Price shall not exceed, in the aggregate, the amount of the original reduction of the Exercise Price attributable to the grant of such rights or options.

                    (C) If any such rights or options shall expire without having been exercised, the adjusted Exercise Price shall forthwith be readjusted to such

Exercise Price as would have been in effect had an adjustment with respect to such rights or options been made on the basis that the only Additional Shares of Common Stock so issued or sold were those issued or sold upon the exercise of such rights or options and that they were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of such rights or options.

               (iv) (A) In case at any time on or after the issuance of this Warrant the Company shall grant any rights or options to subscribe for, purchase or otherwise acquire Convertible Securities, there shall be determined the price per share for which Additional Shares of Common Stock are issuable upon the exchange or conversion of such Convertible Securities if such rights or options were exercised, such determination to be made by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the issuance of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options if the maximum number of Convertible Securities were issued pursuant to such rights or options for such minimum aggregate amount of additional consideration, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exchange or conversion of such Convertible Securities if the maximum number of Additional Shares of Common Stock were issued pursuant to such Convertible Securities for such minimum aggregate amount of additional consideration, by (b) the maximum aggregate number of Additional Shares of Common Stock issuable upon the exchange or conversion of the Convertible Securities for such minimum aggregate amount of additional consideration; and the issue or sale of such rights or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined, and thereby shall cause an adjustment in the Exercise Price, if such an adjustment is required by Paragraph 4(b).

                    (B) If such rights or options to subscribe for or otherwise acquire Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to the Company upon the exercise, exchange or conversion thereof, the adjusted Exercise Price shall, forthwith upon any such increase becoming effective, be increased to such Exercise Price as would have been in effect had the adjustments made upon the issuances of such rights or options been made upon the basis of (a) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exchange or conversion of such Convertible Securities (b) the issuances of all Common Stock and all rights, options and Convertible Securities issued after the issuance of such rights and options and (c) the original issuances at the time of such change of any such rights, options and Convertible Securities issued upon exercise of such rights or options which are then still outstanding; provided, however, that any such increase or increases shall not exceed, in the aggregate, the amount of the original reduction of the Exercise Price attributable to the grant of such rights or options.

                    (C) If any such rights, options or rights of conversion or exchange of such Convertible Securities shall expire without having been exercised, exchanged or converted, the adjusted Exercise Price shall forthwith be readjusted to such Exercise Price as would have been in effect had an adjustment been made with respect to such rights, options or rights of conversion or exchange of such Convertible Securities on the basis that the only Additional Shares of Common Stock so issued or sold were those issued or sold upon the exercise of such rights or options and exchange or conversion of such Convertible Securities and that they were issued or sold for the consideration actually received by the Company upon exercise of such rights and options and exchange or conversion of such Convertible Securities, plus the consideration, if any, actually received by the Company for the granting of such rights, options or Convertible Securities.

               (v) In any case where an adjustment has been made in the Exercise Price upon the issuance of Convertible Securities or any rights or options to purchase Convertible Securities or Additional Shares of Common Stock pursuant to this Paragraph 4(c), no further adjustment shall be made at the time of the conversion of any such Convertible Securities or at the time of the exercise of any such rights or options. Where no such adjustment has been made at the time of issuance, an adjustment shall be made at the time of the conversion of any such Convertible Securities or at the time of the exercise of any such rights or options if such an adjustment is required by Paragraph 4(b).

               (vi) In case at any time on or after the issuance of this Warrant shares of Common Stock or Convertible Securities or any rights or options to acquire Additional Shares of Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash payable to the Company shall be deemed to be the Fair Value of such consideration. Whether or not the consideration so received is cash, the amount thereof shall be determined after deducting therefrom any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith.

               (vii) In case at any time the Company shall fix a record date of the holders of its Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Convertible Securities or rights or options to purchase either thereof, or (b) to subscribe for or purchase Common Stock, Convertible Securities or rights or options to purchase either thereof, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed, pursuant to this Paragraph 4(c), to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (viii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this paragraph 4(c).

          d. Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the Warrantholders shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant upon exercise of this Warrant and in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, and in any such case appropriate provision shall be made with respect to the rights and interest of the Warrantholders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any consolidation, merger or sale of all or substantially all of the assets of the Company unless prior to or simultaneous with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation, merger or purchase of such assets shall assume, by written instrument executed and mailed or delivered to the Warrantholders, the obligation to deliver to such Warrantholders such cash (or cash equivalent), shares of stock, securities, cash or assets as, in accordance with the foregoing provisions, the Warrantholders may be entitled to receive and containing the express assumption of such successor corporation of the due and punctual performance and observance of each provision of this Warrant to be performed and observed by the Company and of all liabilities and obligations of the Company hereunder.

     In case any Additional Shares of Common Stock or Convertible Securities or any rights or options to purchase any Additional Shares of Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefor shall be deemed to be the Fair Value of such portion of the assets of such merged corporation as the Board of Directors of the Company shall in good faith determine to be attributable to such Additional Shares of Common Stock, Convertible Securities or rights or options, as the case may be, and the

Exercise Price shall be adjusted in accordance with this Paragraph 4(d).

          e. Company to Prevent Dilution. In case at any time or from time to time conditions arise by reason of action taken by the Company which are not adequately covered by the provisions of this Paragraph 4, and which might materially and adversely affect the exercise rights of the Warrantholders under any provision of this Warrant, unless the adjustment necessary shall be agreed upon by the Company and the Warrantholders, the Board of Directors of the Company shall appoint a firm of independent certified public accountants of recognized standing, reasonably acceptable to the Warrantholders, who at the Company’s expense shall give their opinion upon the adjustment, if any, on a basis consistent with the standards established in the other provisions of this Paragraph 4, necessary with respect to the Exercise Price and the number of Warrant Shares purchasable upon exercise of the Warrants, so as to preserve, without dilution, the exercise rights of the Warrantholders. Upon receipt of such opinion, such Board of Directors shall forthwith make the adjustments described therein.

     Nothing contained in this Paragraph 4(e) shall require the Exercise Price to be adjusted in the event that the Company shall declare or pay any quarterly cash dividend or distribution upon any stock of the Company of any class which does not exceed the greater of (i) $.017 per share and (ii) 125% of the amount of any quarterly cash dividend paid with respect to the same quarter in the immediately preceding fiscal year of the Company.

          f. Stock Splits and Reverse Stock Splits. In case at any time the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in case at any time the Company shall combine its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced.

          g. Dissolution. Liquidation and Wind-Up. In case the Company shall, at any time prior to the expiration of this warrant and prior to the exercise thereof, dissolve, liquidate or wind up its affairs, the Warrantholders shall be entitled, upon the exercise of this Warrant, to receive, in lieu of the Warrant Shares which such Warrantholders would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to such Warrantholders upon any such dissolution, liquidation or winding up with respect to such Warrant Shares, had such Warrantholders been the holders of record of the Warrant Shares receivable upon the exercise of this Warrant on the record date for the determination of those persons entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any cash distribution in excess of the Exercise Price provided for by this Warrant, the Warrantholders may, at each such Warrantholder’s option, exercise the same without making payment of the Exercise Price, and in such case the Company shall, upon the distribution to said Warrantholders, consider that said Exercise Price has been paid in full to it and in making settlement to said Warrantholders, shall deduct from the amount payable to such Warrantholders an amount equal to such Exercise Price.

          h. Accountants’ Certificate. In each case of an adjustment in the number of Warrant Shares or other stock, securities or property receivable upon the exercise of this Warrant, the Company at its expense shall compute, and upon the Warrantholder’s request shall at its expense cause independent public accountants of recognized standing selected by the Company and acceptable to the Warrantholders to certify such computation, such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of (a) the consideration received or to be received by the Company for any Additional Shares of Common Stock, rights, options or Convertible Securities issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock of each class outstanding or deemed to be outstanding, (c) the adjusted Exercise Price and (d) the number of Warrant Shares issuable upon exercise of this Warrant. The Company will forthwith mail a copy of each such certificate to each Warrantholder.

          i. Definition of Common Stock. As used herein, the term “Common Stock” shall mean and include the Company’s authorized common stock of any class or classes and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, and shall include any common stock of any class or classes resulting from any reclassification or reclassifications thereof.

     5. Special Agreements of the Company.

          a. Reservation of Shares. The Company covenants and agrees that all Warrant Shares will, upon issuance, be validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than taxes in respect to any transfer occurring contemporaneously with such issue) and that it will obtain, at its sole expense, all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

          b. Avoidance of Certain Actions. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all of the provisions of this Warrant and in taking all of such action as may be necessary or appropriate in order to protect the rights of the

Warrantholders against dilution or other impairment of their rights hereunder.

          c. Securing Governmental Approvals. If any Warrant Shares required to be reserved for the purposes of exercise of this Warrant require registration with or approval of governmental authority under any federal law (other than the Securities Act of 1933, as amended (the “Securities Act”)) or under any state law before such Warrant Shares may be issued upon exercise of this Warrant, the Company will, at its expense, as expeditiously as possible, use its best efforts to cause such Warrant Shares to be duly registered or approved, as the case may be.

          d. Listing on Securities Exchanges; Registration. If, and so long as, any class of the Company’s Common Stock shall be listed on any national securities exchange (as defined in the Securities Exchange Act of 1934 (the “Exchange Act”)), the Company will, at its expense, obtain and maintain the approval for listing upon official notice of issuance of all such Common Stock receivable upon the exercise of Warrants at the time outstanding and will maintain the listing of such Common Stock after its issuance; and the Company will so list on such national securities exchange, will register under the Exchange Act (or any similar statute then in effect), and will maintain such listing of, any other securities that at any time are issuable upon exercise of this Warrant if and at the time any securities of the same class shall be listed on such national securities exchange by the Company.

          e. Communication to Shareholders. Any notice, document or other communication given or made by the Company to holders of Common Stock as such shall at the same time be provided to the Warrantholders.

          f. Compliance with Law. The Company shall comply with all applicable laws, rules and regulations of the United States and of all states, municipalities and agencies and of any other jurisdiction applicable to the Company and shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business.

          g. Control Share Acquisition Matters. If any Warrantholder shall desire to exercise this Warrant in whole or in part and the effect of such exercise would be to cause any shares of the Common Stock of the Company owned by such Warrantholder (including but not limited to shares acquired upon such exercise) to constitute control shares (as defined in Louisiana R.S. 12:135), such Warrantholder may request the Board of Directors of the Company to adopt a bylaw contemplated by Louisiana R.S. 12:140.2 or otherwise take action having the effect of making Louisiana R.S. 12:135 through 140.2 inapplicable to shares of Common Stock owned by such Warrantholder, including shares which would be purchased upon such exercise. If within 30 days from the date of such request such Warrantholder has not been supplied with (i) certified resolutions of the Board of Directors, in form and substance reasonably satisfactory to such Warrantholder, reflecting the adoption of such bylaw or the taking of such action and (ii) an opinion of counsel, in form and substance reasonably satisfactory to such Warrantholder, to the effect that the adoption of such bylaw or the taking of such action has the effect described above, then at any time within 90 days after the expiration of such 30 day period, such Warrantholder may tender such Warrant for cancellation in respect of that number of shares which, when taken together with such Warrantholder’s other ownership of shares of Common Stock, would cause an exercise of this Warrant as a whole to result in a control share acquisition (as defined in Louisiana R.S. 12:135) provided, however, that the Warrantholder may not tender such Warrant for cancellation in respect of any number of shares which exceeds 2.3725% of the maximum number of shares which the Company has had outstanding (assuming full exercise of this Warrant) from the date of this Warrant to the date that the cancellation payment referred to in the next sentence is made. Immediately upon receipt of such tender for cancellation, the Company shall make to such Warrantholder a cancellation payment equal to (a) the number of shares in respect of which this Warrant shall be so cancelled times (b) the difference between (1) the per share Current Market Value on the date on which the request contemplated by the first sentence of this subsection shall have been delivered to the Company and (ii) the per share Exercise Price of tins Warrant in effect on such day. If within such 30 day period such Warrantholder has been supplied with such certified resolutions and such opinion of counsel, then at any time within 90 days after receipt of such items such Warrantholder may tender such Warrant for exercise at the per share

Exercise Price of this Warrant on the date on which the request contemplated by the first sentence of this subsection shall have been delivered to the Company.

     6. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon exercise hereof, the Company shall pay to the Warrantholder an amount in cash equal to such fraction multiplied by the current market value (the “Current Market Value”) of one share of Common Stock, determined as follows:

          (i) If the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on such exchange or is traded on the NASDAQ/National Market System, the Current Market Value shall be the average of the closing prices per share of the Common Stock as reported in The Wall Street Journal for the last 20 business days prior to the date of exercise of this Warrant;

          (ii) If the Common Stock is not so listed, admitted or traded, the Current Market Value shall be the average bid and asked prices for the last 20 business days prior to the date of exercise of this Warrant as furnished by two members of the National Association of Securities Dealers, Inc. selected for that purpose from time to time by the Company and reasonably acceptable to the Warrantholders; or

          (iii) If no such bid and asked prices are available as set forth above, Current Market value shall be the Fair Value (as defined in Section 4(b)) per share of Akorn common stock on the day immediately prior to the date of exercise of this Warrant.

     7. Notices of Stock Dividends, Subscriptions, Reclassification, Consolidations, Mergers, etc. If at any time: (i) the Company shall declare a cash dividend that exceeds 125% of the amount of any quarterly cash dividend paid with respect to the same quarter in the immediately preceding fiscal year of the Company or a dividend on Common Stock payable otherwise than in cash; or (ii) the Company shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or (iii) there shall be any capital reorganization, or reclassification, or redemption of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or firm; or (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall give to the Warrantholders at the addresses of such Warrantholders as shown on the books of the Company, at least ten days prior to the applicable record data hereinafter specified, a written notice summarizing such action or event and stating the record date for any such dividend or rights (or, if a record date is not to be selected, the date as of which the holders of Common Stock of record entitled to such dividend or rights are to be determined), the date on which any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected the holders of Common Stock of record shall be entitled to effect any exchange of their shares of Common Stock for cash (or cash equivalent) securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up.

     8. Registered Holder; Transfer of Warrants or Warrant Shares; Investment Representation.

          a. Maintenance of Registration Books; Ownership of this Warrant. The Company shall keep at its principal office in the City of Abita Springs, Louisiana, a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration, transfer and exchange of this Warrant. The Company shall not at any time, except upon the dissolution, liquidation or winding-up of the Company, close such register so as to result in preventing or delaying the exercise or transfer of this Warrant.

     The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration or transfer as provided in this Paragraph 8.

          b. Exchange and Replacement. This Warrant is exchangeable upon surrender hereof by the registered holder to the Company at its principal office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares as shall be designated by said registered holder at the time of surrender. Subject to compliance with the provisions of Paragraph 8 and 9, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to said office of the Company. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, upon delivery to the Company by the Warrantholder of an indemnification agreement satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant, without requiring the posting of any bond or the giving of any other security. This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any exchange, transfer or replacement. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Paragraph 8.

          c. Warrants and Warrant Shares Not Registered. The holder of this Warrant, by accepting this Warrant, represents and acknowledges that this Warrant and the Warrant Shares are not being registered under the Securities Act on the grounds that the issuance of this Warrant and the offering and sale of such Warrant Shares are exempt from registration under Section 4(2) of the Securities Act as not involving any public offering.

     Notwithstanding any provisions contained in this Warrant to the contrary, this

Warrant and the Warrant Shares shall not be transferable except upon the conditions specified in Paragraph 8 and 9, which conditions are intended, among other things, to insure compliance with the provisions of the Securities Act in respect of the transfer of this Warrant or of such Warrant Shares.

          d. Investment Representations. The Trust represents and warrants to the Company that this Warrant is being acquired by it for its own account for investment purposes only and (subject to the disposition of its property being at all times within its control) not with a view to resale, distribution or other disposition thereof; any Warrant Shares which may be issued to the Trust, or its nominee, upon exercise of this Warrant will be acquired by it for its own account for investment purposes only and (subject to the disposition of its property being at all times within its control) not with a view to resale, distribution or other disposition thereof; the Trust is able to bear the economic risk of investment in this Warrant and said shares, can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment; and the Trust understands that there is no public market for this Warrant or the Warrant Shares and that there may never be a public market for this Warrant or the Warrant Shares, and, therefore, the Trust may have to bear the risk of its investment in this Warrant and any Warrant Shares for an indefinite period of time.

     9. Legends; Restrictions on Transfer.

          a. Warrant Legend. Each Warrant shall be stamped or otherwise imprinted with the legend set forth on the first page of this Warrant.

          b. Warrant Shares Legend. Bach stock certificate representing Warrant Shares shall be stamped or otherwise imprinted with the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY TRANSFER

THEREOF IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANT TO PURCHASE SHARES OF STOCK, WITHOUT PAR VALUE, OF THE COMPANY, DATED AS OF NOVEMBER 15, 1990, ORIGINALLY ISSUED BY AKORN, INC. (“THE COMPANY”) TO THE JOHN N. KAPOOR TRUST DATED SEPTEMBER 20, 1989. A COPY OF THE FORM OF SUCH WARRANT IS ON FILE WITH THE COMPANY’S SECRETARY AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICE AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN BEQUEST TO THE SECRETARY AT SUCH OFFICE.

          c. Notice of Proposed Transfer. Prior to any proposed transfer of this Warrant or any Warrant Shares, the Warrantholder or the holder of Warrant Shares, as the case may be, shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act or qualification under any applicable state securities law (which opinion as to state securities laws shall be at the expense of the Company), whereupon such Warrantholder or holder of Warrant Shares shall be entitled to transfer such securities in accordance with the terms of its notice. Each Warrant and each certificate for Warrant Shares transferred as above provided shall bear, respectively, the legends set forth in Paragraph 9(a) and 9(b), except that such Warrant or certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. In addition, new securities shall be issued without such legends if such legends may be properly removed under the terms of Rule 144(k) promulgated under the Securities Act.

          d. Further Limitations on Transfer. The Warrantholder shall not transfer this Warrant to any person except to the beneficiaries of the Trust who are members of John N. Kapoor’s immediate family or to not more than eight employees of EJ Financial or its affiliates.

     10. Miscellaneous Provisions.

          a. Governing Law. This Warrant shall be deemed to have been made in the State of Louisiana and the validity of this Warrant, the construction, interpretation, and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of Louisiana, without regard to principles of conflicts of law.

          b. Notices. All notices hereunder shall be in writing and shall be deemed to have been given three days after being mailed by certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice (provided, however, that any notice of change of address shall be effective only upon receipt):

To the Company:	Akorn, Inc.
100 Akorn Drive
Abita Springs, Louisiana 70420
Attn: Barry LeBlanc, President

With a copy to:	Mr. Carl C. Hanernann
Jones, Walker, Waechter, Poitevent,
Carrexc & Demegre
201 St. Charles Avenue, 51st Floor New
Orleans, Louisiana 70170

To the Warrantholders or	At the addresses of such
holders of Warrant Shares:	holders as they appear on the records of
the Company

With a copy to:	Mr. Thomas A. Cole
Sidley & Austin
One First National Plaza
Chicago, Illinois 60603

          c. Assignment. This Warrant shall be binding upon and inure to the benefit of the Company, the Warrantholders and the holders of Warrant Shares and the permitted successors, assigns and transferees of the Company, the Warrantholders and the holders of Warrant Shares.

          d. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, as may be ordered in connection with such proceeding.

          e. Entire Agreement; Amendments and Waivers. This Warrant sets forth the entire understanding of the parties with respect to the transactions contemplated hereby. The failure of any party to seek redress for the violation or to insist upon the strict performance of any term of this Warrant shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Warrant may be amended, the Company may take any action herein prohibited or omit to take action herein required to be performed by it, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or written waiver of the majority in interest of the Warrantholders, and then such consent or waiver shall be effective only in the specific instance and for the specific purpose for which given.

          f. Severability. If any term of this Warrant as applied to any person or to any circumstance is prohibited, void, invalid or unenforceable in any jurisdiction, such term shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without in any way affecting any other term of this Warrant or affecting the validity or enforceability of this Warrant or of such provision in any other jurisdiction.

          g. Headings. The headings in this Warrant are inserted only for convenience of reference and shall not be used in the construction of any of its terms.

          h. Nonwaiver; Cumulative Remedies. No course of dealing or any delay or failure to exercise any right hereunder on the part of any Warrantholder or any holders of Warrant Shares shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Warrantholder or such holders of Warrant Shares. The rights and remedies provided in this Warrant are cumulative and are in addition to all rights and remedies which each Warrantholder and each holder of Warrant Shares may have in law or in equity or by statute or otherwise.

          i. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular include the plural, and the part include the whole; the term including is not limiting, and the term or has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on the 15th day of November, 1990.

Company: AKORN, INC.
By:
Barry D. LeBlanc, President

EXHIBIT A

NOTICE OF EXERCISE FORM

(To be executed only upon partial or full
exercise of the within Warrant)

     The undersigned registered holder of the within Warrant irrevocably exercises the within Warrant for and purchases             shares of Common Stock of Akorn, Inc. and herewith makes payment therefor in the amount of $            , all at the price and on the terms and conditions specified in the within Warrant, and requests that a certificate (or             certificates in denominations of            shares) for the shares of Common Stock of Akorn, Inc. hereby purchased be issued in the name of and delivered to (choose one) (a) the undersigned or (b)                , whose address is                and, if such shares of Common Stock shall not include all the shares of Common Stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of Common Stock of Akorn, Inc. not being purchased hereunder be issued in the name of and delivered to (choose one) (a) the undersigned or (b)             , whose address is

Dated:                    , 19

By:
(Signature of Registered Holder)
Signature Guaranteed:

EXHIBIT B

CONSULTING AGREEMENT

     This CONSULTING AGREEMENT, dated as of November 15, 1990, is entered into by and between EJ Financial Enterprises, Inc., a Delaware corporation (“EJ Financial”), and Akorn, Inc., a Louisiana corporation (“Akorn”).

WITNESSETH

     WHEREAS, Akorn has requested that EJ Financial provide to Akorn certain consulting services described herein commencing on the date hereof; and

     WHEREAS, EJ Financial is willing to provide to Akorn such services on the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Consulting Services. Akorn hereby retains EJ Financial as an independent consultant to provide management consulting services relating to strategic corporate objectives of Akorn (the “Consulting Services”), and EJ Financial hereby agrees to provide Akorn with such Consulting Services, upon the terms and subject to the conditions hereinafter set forth.

          2. Position and Duties. EJ Financial shall serve only as a consultant to Akorn with respect to the Consulting Services. Nothing herein shall be deemed to cause EJ Financial or any of its directors, officers or employees to be considered an agent of Akorn. Akorn acknowledges that EJ Financial and its directors, officers and employees may provide consulting services to other entities, serve as members of certain other corporate boards of directors and engage in other business activities.

          3. Term. The term of the consulting arrangement hereunder shall commence on the date hereof and continue until December 31, 1993 (the “Term”), unless earlier terminated pursuant to Section 6.

          4. Compensation. In consideration for the Consulting Services provided by EJ Financial hereunder, Akorn shall pay to EJ Financial a fixed monthly consulting fee equal to $4,167 per calendar month ($50,000 per year) payable in arrears on the last business day of each month during the Term (collectively, the “Monthly Payments”). In the case of any month in which this Agreement is not in effect for the full month, such consulting fee shall he prorated based on the number of days in the month with respect to which this Agreement is in effect.

          5. Akorn shall promptly reimburse EJ Financial for all reasonable expenses incurred by EJ Financial or any of its directors, officers or employees in the performance of its duties hereunder, including, but not limited to, travel expenses between Chicago, Illinois and New Orleans, Louisiana, and living expenses while away from home in the service of Akorn; provided, that such expenses in excess of $200 shall have been approved in writing by John Kapoor, Barry LeBlanc and Doyle Gaw prior to the incurrence thereof. In addition, EJ Financial shall comply with such requirements with respect to expenses as Akorn may reasonably establish in writing from time to time in respect of Akorn’s executive officers.

          6. Termination. This Consulting Agreement shall commence on the date hereof and continue until all of the parties’ obligations hereunder have been fulfilled, except that this Consulting Agreement (other than Sections 7 and 8) shall terminate 30 days after the delivery by either party of a notice to the effect that such party has determined to terminate this Consulting Agreement. EJ Financial shall not be entitled to any compensation or severance pay or other termination benefits upon any termination of this Consulting Agreement; provided, however, that EJ Financial shall be entitled to receive any Monthly Payments owed to it by Akorn with respect to any period prior to such termination. Termination pursuant to this Section 6 shall be the sole remedy of Akorn for a failure of EJ Financial to provide the Consulting Services as described in Section 1 hereof.

          7. Confidential Information. EJ Financial recognizes and acknowledges that certain assets of Akorn and its affiliates, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, trade secrets and any reports prepared by EJ Financial or any of its directors, officers or employees delivered to Akorn hereunder (hereinafter called “Confidential Information”) are valuable, special, and unique assets of Akorn and its affiliates. Neither EJ Financial nor any director, officer or employee thereof shall, during or after the term of this Agreement, disclose any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be directed in writing by the management of Akorn, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by EJ Financial or any director, officer or employee thereof of their confidentiality obligations hereunder or unless and only to the extent that such disclosure is required by applicable law.

          8. Indemnification. In the event that EJ Financial or any director, officer or employee thereof becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim, action, suit or proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise (the “Indemnification Claim”) by reason of or arising out of this Consulting Agreement, Akorn shall indemnify, defend and hold harmless EJ Financial or such director, officer or employee thereof to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to Akorn, against any and all losses, claims, damages, expenses, liabilities or judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such losses, claims, damages, expenses, liabilities or judgments, fines, penalties and amounts paid in settlement) of or arising from such Indemnification Claim. For purposes of this Section 8, the terms “expenses” shall include attorney’s fees and all other costs, expenses and obligations, in each case reasonably paid or incurred in connection with investigating, defending, prosecuting, being a witness in or participating in any Indemnification Claim. If so requested by EJ Financial or any director, officer or employee thereof in writing, Akorn shall advance (within two business days of such request) any and all such expenses to EJ Financial or such director, officer or employee thereof.

          Notwithstanding the foregoing, (i) with respect to any Indemnification Claim brought or made by Akorn or an affiliate thereof, Akorn shall have no obligation to indemnify EJ Financial or any director, officer or employee thereof in the event that it is finally judicially determined that such Indemnification Claim arose primarily out of the gross negligence or intentional misconduct of EJ Financial or such director, officer or employee thereof and (ii) with respect to any Indemnification Claim brought or made by any person or entity other than Akorn or an affiliate thereof, Akorn shall have no obligation to indemnify EJ Financial or any director, officer or employee thereof in the event that it is finally judicially determined that such Indemnification Claim arose primarily out of the intentional misconduct of EJ Financial or such director, officer or employee thereof.

          In the event that Akorn has advanced expenses to EJ Financial or any director, officer or employee thereof and it is finally judicially determined, in the case of any Indemnification Claim referred to in clause (i) of the preceding paragraph, that such Indemnification Claim arose primarily out of the gross negligence or intentional misconduct of EJ Financial or such director, officer or employee thereof, or, in the case of any Indemnification Claim referred to in clause (ii) of the preceding paragraph, that such Indemnification claim arose primarily out of the intentional misconduct of EJ Financial or such director, officer or employee thereof, EJ Financial hereby undertakes promptly, but in no event later than thirty days following such final judicial determination, to reimburse Akorn for any such expenses advanced.

          9. General.

          Notices. All notices and other communication hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given when delivered by United States certified or registered mail, return receipt requested, postage prepaid to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 9(a), except that no notice of change of address shall be effective until receipt thereof:

if to Akorn, to:

100 Akorn Drive
Abita Springs, LA. 70420
Attn: Barry LeBlanc, President

with a copy to:

Jones, Walker, Waechter,
Poitevent, Carrere & Denegre
Place St. Charles
201 St. Charles Avenue
New Orleans, LA 70170
Attn: Carl C. Hanemann, Esq.

if to EJ Financial, to:

225 East Deerpath Drive
Suite 250
Lake Forest, IL 60045
Attn: John N. Kapoor, President

with a copy to:

Sidley & Austin
One First National Plaza
Chicago, IL 60603
Attn: Thomas A. Cole, Esq.

          a. Severability. If any provision of this Consulting Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired and such remaining provisions shall remain in full force and effect.

          b. Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this consulting Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          c. Counterparts. This Consulting Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     d. Entire Agreement. This Consulting Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Consulting Agreement.

     e. Amendment. No provisions of this Consulting Agreement may be modified, waived or discharged unless such waiver, amendment, modification or discharge is agreed to in writing signed by each of the parties hereto.

     f. Governing Law. The interpretation, validity and performance of this Consulting Agreement shall be construed and governed in accordance with the laws of the State of Louisiana, regardless of the law that might be applied under applicable principles of conflicts of laws.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Consulting Agreement to be duly executed as of the date and year first above written.

AKORN, INC.
By:
Doyle S. Gaw
Chairman of the Board

EJ FINANCIAL ENTERPRISES, INC.
By:
John N. Kapoor,
President

EXHIBIT D

[Letterhead of Jones, Walker, Waechter,
Poitevent, Carrere & Denegre]

November 15, 1990

To the John N. Kapoor Trust
dated September 20, 1989

Gentlemen:

     We have acted as counsel for Akorn, Inc., a Louisiana corporation (“Akorn”), in connection with the negotiation, execution and delivery of the following agreements and documents:

     (a) the Stock Purchase Agreement dated as of November 15, 1990 (the “Agreement”) between Akorn and the John N. Kapoor Trust dated September 20, 1989 (the “Trust”);

     (b) the Common Stock Purchase Warrant dated as of November 15, 1990, in the form of Exhibit A to the Agreement (the “Warrant”) executed and delivered by Akorn;

     (c) the Consulting Agreement dated as of November 15, 1990, in the form of Exhibit B to the Agreement (the “Consulting Agreement”) between Akorn and EJ Financial Enterprises, Inc.; and

     (d) the Stock Registration Rights Agreement dated as of November 15, 1990, in the form of Exhibit C to the Agreement (the “Stock Registration Rights Agreement”) between Akorn and the Trust.

     All capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

     In rendering the following opinions, we have examined the executed Warrant, executed counterparts of the Agreement, the Consulting Agreement and the Stock Registration Rights Agreement, and such other records and documents as we have deemed necessary for purposes of our opinions hereafter expressed. As to various questions of fact material to such opinions, we have relied upon certificates of public officials and certificates of officers of Akorn which refer to the Agreement, which are dated the date hereof and which are attached hereto.

     Based upon such examination and review and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. Akorn is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the corporate power to own its property and carry on its business as now being conducted, and has the corporate power and authority to enter into the Agreement, the Consulting Agreement and the Stock Registration Rights Agreement and to execute and deliver the Warrant.

     2. The execution and delivery of the Agreement, the Warrant, the Consulting Agreement and the Stock Registration Rights Agreement and the performance by Akorn of its obligations thereunder have been duly authorized by all necessary corporate action, and the Agreement, the Warrant, the consulting Agreement and the Stock Registration Rights Agreement have each been duly executed and delivered by Akorn and each constitutes the legal, valid and binding obligation of Akorn, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to general principles of equity.

     3. The Stock has been duly authorized and is validly issued, fully paid, non-assessable and free of preemptive rights. There are no transfer or similar taxes with respect to the sale and delivery to you of the Stock or the Warrant. The shares of common stock of Akorn issuable upon the exercise of the Warrant have been (i) duly and validly authorized and reserved for issuance upon such exercise and (ii) when issued upon such exercise in accordance with the terms of the Warrant will have been duly and validly issued and fully paid and will be non-assessable and free of preemptive rights.

     4. Akorn has duly authorized the exemption of any business combination involving transactions with the Trust or John Kapoor or any other beneficiaries of the Trust or any of its, his or their existing or future affiliates from the requirements of Louisiana R.S. 12:133, and such authorization is effective to exempt any such business combination from such requirements.

     5. The acquisition by the Trust of the Stock, together with the Warrant and the right to acquire shares of common stock of Akorn as contemplated thereby, does not constitute a “control share acquisition” within the meaning of Louisiana R.S. 12:135 through 12:140.2., presuming that the Trust, upon its acquisition of the Stock and of the Warrant, (i) will not own any other shares of Akorn common stock and (ii) may not exercise or direct the exercise, directly or indirectly, alone or as part of a group, of voting power with respect to any other shares of Akorn common stock.

     6. There is no charter, by-law or capital stock provision of Akorn, and no provision of any indenture or agreement to which Akorn is a party or under which Akorn is obligated, nor is there any statute, rule or regulation, or any judgment, decree or order of any court or agency, known to us to be binding on Akorn which would be contravened by the execution and delivery by Akorn of the Agreement, the Warrant, the Consulting Agreement or the Stock Registration Rights Agreement or by the performance by Akorn of any provision, condition, covenant or other term thereof.

     The opinions expressed herein are limited to the federal laws of the United States and to the internal laws of the State of Louisiana as applied to commercial transactions within that state.

     This opinion is rendered solely for your benefit and the benefit of the beneficiaries of the Trust in connection with the subject transactions and may not be relied upon by you or such beneficiaries for any other purpose or furnished to, used, circulated, quoted or relied upon by any other person for any purpose without our prior written consent.

Very truly yours,

EXHIBIT E

     Certain shares of capital stock of Akorn may have been issued in violation of preemptive rights. In the event that Akorn shall make a cash payment or payments to any third party (including payments of Akorn’s expenses) as a result of any such alleged or actual violation, Akorn shall deliver to the Trust (and, in the event of a distribution of shares of common stock of Akorn owned by the Trust, or an assignment of its rights under the Warrant or the Warrant, to beneficiaries of the Trust who are members of Kapoor’s immediate family or up to eight employees of EJ Financial, such distributees or assignees) that number of additional shares of common stock of Akorn determined by (i) dividing the amount of each such cash payment by the Current Market Value and (ii) multiplying the result by the percentage of the outstanding common stock of Akorn then beneficially owned by the Trust and such distributees and assignees, assuming full exercise of the Warrant (the “Applicable Percentage”). In the event that Akorn shall from time to time issue shares of its common stock to any third party as a result of any such alleged or actual violation, Akorn shall deliver to the Trust (and such distributees and assignees) that number of additional shares of common stock of Akorn such that after each such issuance the ratio of the number of shares of common stock of Akorn held by the Trust (and such distributees and assignees) as compared to the total number of shares of common stock of Akorn then outstanding, in each case assuming exercise of the Warrant, shall be equal to the ratio of the number of shares of common stock of Akorn held by the Trust (and such distributees and assignees) prior to such issuance as compared to the total number of shares of common stock of Akorn outstanding prior to such issuance. In the event that Akorn shall from time to time make any payment in property other than in cash or shares of its common stock to any third party as a result of any such alleged or actual violation, Akorn shall deliver to the Trust (and such distributees and assignees) that number of additional shares of common stock of Akorn determined by (1) dividing the Fair Value (as defined in the Warrant) of such other property by the Current Market Value and (ii) multiplying the result by the Applicable Percentage. In connection with issuing any such additional shares in satisfaction of its obligations hereunder, Akorn shall take all actions necessary to cause (i) the receipt of such shares not to constitute a control share acquisition (as defined in Louisiana R.S. 12:135), (ii) the shares received to enjoy full voting and economic rights attributable to the Akorn common stock generally, (iii) the percentage limitations in Sections 2(i) and 4(h) of the Stock Purchase Agreement to be increased to the percentage of the outstanding common stock of Akorn to be beneficially owned by the. Trust (and such distributees and assignees), assuming full exercise of the Warrant, immediately after such issuance and (iv) Paragraph 4(g) of the Warrant to be amended so that the number of shares permitted to be tendered pursuant to the second sentence of such Paragraph is increased to include all additional shares to be issued to the Trust (and such distributees and assignees) pursuant hereto. Current Market Value as used herein shall be determined as follows:.

(i)	If the common stock of Akorn is listed on a national securities exchange, is admitted to unlisted trading privileges on such exchange or is traded on the NASDAQ/National Market System, the Current Market Value shall be the average of the closing prices per share of the common stock as reported in The Wall Street Journal for the last 20 business days prior to the earlier of (i) the date of payment to such third party and (ii) the date of the public announcement of such payment (the “Valuation Date”); or

(ii)	If the common stock of Akorn is not so listed, admitted or traded, the Current Market Value shall be the average bid and asked prices for the last 20 business days prior to the Valuation Date, as furnished by two members of the National Association of Securities Dealers, Inc. selected for that purpose from time to time by Akorn and reasonably acceptable to the Trust; or

(iii)	If no such bid and asked prices are available as set forth above, Current Market Value shall be the Fair Value (as defined in Section 4(b) of the Warrant) per share of common stock of Akorn on the Valuation Date.

Akorn agrees that each member of the Board of Directors of Akorn who beneficially owns or who at any time in the past beneficially owned shares with preemptive rights which may have been violated shall, by November 30, 1990, execute and deliver to Akorn a waiver of claims in respect of such preemptive rights with respect to all such shares. Akorn agrees that, by February 15, 1991, it shall either (i) demonstrate to the satisfaction of the Trust that the potential financial exposure to Akorn of unwaived violations of preemptive rights is not material to Akorn or (ii) provide evidence satisfactory to the Trust that Akorn has received binding waivers of claims from persons holding in excess of 60% (in value) of such claims relating to violations of preemptive rights. In the event Akorn shall fail to satisfy the obligations of the preceding sentence, the Trust shall be entitled, at its election, to rescind in full the transactions contemplated by the Stock Purchase Agreement; provided, however, that upon such rescission, the Trust shall not be required to return any expense reimbursements paid under Section 7(k) and the provisions of Section 2(c) shall not terminate.

EXHIBIT F

AKORN, INC.
SUMMARY OF STOCK OPTION AND PURCHASE PLANS
AS OF NOVEMBER 13, 1990

	ISSUED	Issued
	AS OF	As of
PLAN DESCRIPTION	11/13/90	11/13/90
STOCK OPTION PLANS:
1988 Incentive Compensation Program	243,469	756,531
Stock Option Plan for Directors	130,000	870,000
STOCK PURCHASE PLAN:
Employee Stock Purchase Plan	6,880	993,120

	380,349	2,619,651

AKORN, INC.
STOCK OPTION ROLL FORWARD
AS OF NOVEMBER 13, 1990

1991 Activity

OPTION	EXERCISE	ISSUE	EXPIRATION	Q/S AT	ISSUED	EXPIRED/	Q/S AT
HOLDER	PRICE	DATE	DATE	6/30/90		EXERCISED	11/13/90
Leblanc, B.	2.0000		11/7/92	50,000			50,000
Leblanc, B.	1.7500		11/19/98	105,669			105,669
Leblanc, B	1.9375		11/3/98	10,000			10,000
Cummingham, J.	1.9375		11/3/98	10,000			10,000
Yazbeck, J	1.9375		11/3/98	10,000			10,000
Ellis, G.	1.9375		11/3/98	10,000			10,000
Schimek, R.	1.9375		11/3/98	10,000			10,000
Campbell, E.	1.9375		11/3/98	10,000			10,000
Turner, D.	1.9375		11/3/98	10,000			10,000
Noguchi, H.	1.9375		11/3/98	10,000			10,000
Gaw, D.	1.9375		11/3/98	10,000			10,000
Yannuzzi, L.	1.9375		11/3/98	10,000			10,000
Moel, S.	1.9375		11/3/98	10,000			10,000
Hoffman, L	1.9375		11/3/98	10,000			10,000
Bruhl, D.	1.9375		11/3/98	10,000			10,000
Leblanc, B.	1.5000	8/26/89	6/26/99	23,352			23,352
Leblanc, B.	1.5000	10/25/90	10/25/90		14,448		14,448
Leblanc, B.	1.5000	10/25/90	10/25/95		50,000		50,000

				309,021	64,448	0	373,469